Exhibit 99.2

ASSET ACQUISITION AGREEMENT

BY AND AMONG

MESA LABORATORIES, INC.,

PCD-PROCESS CHALLENGE DEVICES, LLC

AND

THE MEMBERS OF

PCD-PROCESS CHALLENGE DEVICES, LLC

OCTOBER 15, 2014

TABLE OF CONTENTS

ASSET ACQUISITION AGREEMENT		1
WITNESSETH		1
ARTICLE I		1
Definitions		1
ARTICLE II		3
Transactions; Terms, Manner and Timing of Purchase		3
2.1	Purchase and Sale of Purchased Assets	3
2.2	Excluded Assets	4
2.3	Assumed Liabilities	5
2.4	Excluded Liabilities	5
2.5	Consideration	6
2.6	Time and Place of Closing	7
ARTICLE III		7
Representations and Warranties of Mesa		7
3.1	Organization	7
3.2	Authorization; Enforceability	7
3.3	No Violation or Conflict	7
3.4	Consents of Governmental Authorities and Others	7
3.5	No Brokers	8
3.6	Financing	8
3.7	Disclosure	8
3.8	No Additional Representations	8
ARTICLE IV		8
Representations and Warranties of PCD and the Members		8
4.1	Organization	8
4.2	Authorization; Enforceability	8
4.3	No Violation or Conflict	8
4.4	Permits	9
4.5	Title to Purchased Assets	9
4.6	Inventory	9
4.7	Contracts	9
4.8	Litigation	10
4.9	Taxes	10
4.10	Product Warranty	10

4.11	Consents of Governmental Authorities and Others	10
4.12	Compliance	10
4.13	Conduct of Business	10
4.14	Environmental Matters	11
4.15	Financial Statements	11
4.16	Intellectual Property	11
4.17	Properties	12
4.18	Disclosure	12
4.19	No Additional Representations	12
ARTICLE V		12
Additional Agreements		12
5.1	Survival of the Representations and Warranties	12
5.2	Investigation	12
5.3	PCD’s Indemnification	12
5.4	Mesa’s Indemnification	13
5.5	Indemnity Procedure	13
5.6	Limitations on Indemnification Obligations	14
5.7	Noncompetition; No-Hire; Confidentiality	14
5.8	Customer and Other Business Relationships	14
5.9	Further Assurances	14
5.10	Bulk Sales Compliance	15
5.11	Sole Remedy	15
5.12	Consents	15
5.13	Taxes	15
ARTICLE VI		15
Closing; Deliveries; Conditions Precedent		15
6.1	Closing	15
6.2	Deliveries	15
6.3	Reasonable Efforts	16
6.4	Conditions to Closing	16
ARTICLE VII		17
Covenants		17
7.1	General Confidentiality	17
7.2	General	17
7.3	PCD’s Name	17

ARTICLE VIII		17
Miscellaneous		17
8.1	Notices	17
8.2	Entire Agreement; Incorporation	18
8.3	Binding Effect	18
8.4	Assignment	18
8.5	Waiver and Amendment	18
8.6	No Third Party Beneficiary	18
8.7	Severability	19
8.8	Expenses	19
8.9	Headings	19
8.10	Other Remedies; Injunctive Relief	19
8.11	Counterparts	19
8.12	Remedies Exclusive	19
8.13	Governing Law, Jurisdiction and Venue	19
8.14	Participation of Parties	20
8.15	Further Assurances	20
8.16	Publicity	20

Exhibits

Disclosure Schedule

Exhibit A - Earn-Out Agreement

Exhibit B - Financial Statements

Exhibit C - Bill of Sale

Exhibit D - Assignment and Assumption Agreement

Exhibit E - Assignment of Intellectual Property Assets – Trademarks

Exhibit F – Assignment of Intellectual Property Assets -- Patents

Exhibit G – Noncompetition, Nondisclosure and Nonsolicitation Agreement

Exhibit H – Transition Services Agreement

ASSET ACQUISITION AGREEMENT

This ASSET ACQUISITION AGREEMENT (the “Agreement”) is dated as of October 15, 2014, by and among Mesa Laboratories, Inc., a Colorado corporation (“Mesa”) and PCD-Process Challenge Devices, LLC, a California limited liability company (“PCD”). R. Daniel Webster and Dennis Christensen (the “Members”), who own all of the outstanding membership interests of PCD, shall be a party to this Agreement with respect to the representations and warranties, and indemnification obligations in Article IV, Sections 5.4, 5.5 and 5.6. Mesa, PCD and the Members are referred to herein collectively as the “Parties” and each individually as a “Party.”

WITNESSETH:

WHEREAS, PCD is engaged in the business of among other things, (i) conducting research and development relating to sterilization process challenge devices and (ii) developing, manufacturing, and selling sterilization process challenge devices (collectively, the “Business”); and

WHEREAS, PCD desires to sell, assign, transfer, convey and deliver to Mesa, and Mesa desires to purchase and acquire from PCD, certain assets used or held for use in connection with, necessary for or relating to the Business, and Mesa has agreed to assume the Assumed Liabilities in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

Definitions

1.1 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Affiliate” shall mean with respect to a specified Person, any other Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and, without limiting the generality of the foregoing, includes, with respect to a Person (a) any other Person which beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person or beneficially owns or holds ten percent (10%) or more of any other equity interests in such Person, (b) any other Person with respect to which such Person beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person, or owns or holds ten percent (10%) or more of the equity interests of the other Person, and (c) any director or senior officer of such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Asset Acquisition Agreement together with all exhibits and schedules referred to herein, which exhibits and schedules are incorporated herein and made a part hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of Mesa or PCD that is not already generally available to the public.

“Disclosure Schedule” means the Disclosure Schedule attached to this Agreement and incorporated by reference herein and made a part hereof.

“Encumbrance” means a lien or claim on an asset or property that is binding on the property and that can affect the clarity of a good title, or diminish the value of the asset or property.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall mean PCD’s unaudited consolidated balance sheets, statements of operations, changes in member’s equity and cash flows as of and for the fiscal years ended December 31, 2011, 2012, 2013, and for the six (6) month period ended June 30, 2014.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” means any government or political subdivision, whether federal, foreign, state or local, or any agency or authority of any such government or political subdivision, or any federal, state, local or foreign court.

“Guaranty” shall mean, as to any Person, all liabilities or obligations of such Person, with respect to any indebtedness or other obligations of any other Person, which have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor.

“Intellectual Property” means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets.

“Knowledge” shall mean, in the case of an individual, the actual knowledge that such individual would have after a reasonable investigation as of the date hereof, and, in the case of PCD, the actual knowledge of after reasonable investigation and inquiry of the Members of PCD, Ruby Regnier, the Director of Operations, and Samuel Lee, the Quality Assurance Manager, as of the date hereof.

“Law” and “Laws” shall mean any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

“Liability” or “Liabilities” shall mean any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or Litigation, of which PCD or the Members had Knowledge on the Closing Date, whether or not of a kind required by GAAP to be set forth on a financial statement.

“Litigation” shall mean any actions, suits, investigations, claims or proceedings.

“Material Adverse Effect” shall mean any event or condition of any character which has had or that will have an adverse individually or in the aggregate an effect of $25,000 or more on the condition (financial or otherwise), results of operations, assets, Liabilities, properties, or business of Mesa or PCD, as applicable, other than any event or condition to the extent arising from or relating primarily to (i) actions taken pursuant to the obligations of the parties expressly set forth in this Agreement, (ii) the industry in which the Business operates generally (and which is not specific to the Business and which does not affect the Business disproportionately as compared to other companies that compete with the Business), or (iii) any change in Law, rule or regulation applicable to either Mesa or PCD.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of PCD.

“Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, limited liability company, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government or any other entity.

“Tax” and “Taxes” shall mean (i) all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, withholding, severance, occupation, social security, unemployment compensation, alternative minimum, value added, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any governmental or regulatory authority with respect thereto, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Trademarks” means trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature.

“Trade Secrets” means technology, trade secrets and other Confidential Information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

The words “hereof”, “herein” and “hereunder” and the words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

ARTICLE II

Transactions; Terms, Manner and Timing of Purchase

2.1 Purchase and Sale of Purchased Assets. In accordance with the provisions of this Agreement and except for the Excluded Assets as set forth in Section 2.2, at the Closing, PCD will sell, convey, assign, transfer and deliver to Mesa, and Mesa will purchase and acquire from PCD, free and clear of all Encumbrances, all right, title and interest of PCD in and to all of the following assets relating to the Business (collectively, the “Purchased Assets”):

(a) all inventories used or held for use in connection with, or relating to, the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used in the production of finished goods, including such inventory as set forth on Section 2.1(a) of the Disclosure Schedule (“Inventory”);

(b) all rights, including Intellectual Property rights, in and to products sold or leased in connection with, or related to, the Business and all Intellectual Property owned, created, acquired, licensed or used by PCD that is used in connection with or related to the Business at any time prior to and through the Closing Date (collectively, the “Purchased Intellectual Property”), and all other intangible rights, including all goodwill associated with the Business or the Purchased Assets, including the Intellectual Property set forth on Section 2.1(b) of the Disclosure Schedule;

(c) all rights, including Intellectual Property rights, in and to products under research and development in connection with the Business prior to the Closing;

(d) all contracts and all rights thereto (including all outstanding offers or solicitations made by or to PCD to enter into any such contract), to the extent used in the Business, including the open sales orders for the Business and contracts, all as set forth on Section 2.1(d) of the Disclosure Schedule, whether or not the consents to assign such contracts have been obtained prior to the Closing Date (collectively, the “Included Contracts”);

(e) the machinery, equipment, furniture, furnishings, computer hardware and software, materials, vehicles, tools, dies, molds and other items of tangible personal property of every kind and wherever located, used or held for use in connection with or related to the Business, as set forth on Section 2.1(e) of the Disclosure Schedule, and the full benefit of all express or implied warranties by the manufacturers or sellers or lessors of any item or component part thereof to the extent such warranties (i) are not required by PCD to fulfill its obligations under this Agreement, (ii) are not related to the Excluded Assets or Excluded Liabilities, and (iii) are assignable;

(f) all Governmental Authorizations and all pending applications therefore or renewals thereof, in each case (i) relating to the Business and, (ii) to the extent transferable to Mesa;

(g) all rights relating to deposits and prepaid expenses received by PCD, advance billings received by PCD with respect to Included Contracts that are not yet completed, claims by PCD for refunds and rights of offset, in each case in connection with or relating to the Business;

(h) all books, records, files, studies, manuals, reports and other materials (in any form or medium) related to the Business, including all advertising materials, catalogues, price lists, mailing lists, distribution lists, client and customer lists, referral sources, supplier and vendor lists, purchase orders, sales and purchase invoices, correspondence, production data, sales and promotional materials and records, purchasing materials and records, research and development files, records, data and laboratory books, Intellectual Property disclosures, manufacturing and quality control records and procedures, service and warranty records, equipment logs, operating guides and manuals, drawings, product specifications, engineering specifications, blueprints, copies of all financial and accounting records, and copies of Litigation files; in each case, to the extent relating to the Business; and

(i) all claims, rights, credits, causes of actions, defenses and rights of set-off against third parties relating to or arising from the Business or any of the other Purchased Assets or Assumed Liabilities, in each case, whether accruing before or after the Closing, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which PCD may be entitled in connection with or relating to the Business or any of the other Purchased Assets or Assumed Liabilities, except as may be retained by PCD pursuant to the terms .hereof, and except for any claims PCD may have against its Members or managers; and

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement does not include the assumption of any Liability related to the Purchased Assets unless Mesa expressly assumes that Liability pursuant to Section 2.3.

2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, the following assets of PCD (collectively, the “Excluded Assets”) are excluded from the Purchased Assets, and are to be retained by PCD as of the Closing:

(a) all cash or cash equivalents of the Business;

(b) any bank or brokerage accounts of PCD and its subsidiaries;

(c) all notes and accounts receivable of the Business, including all trade accounts receivable and other rights to payment from customers, and the full benefit of all security for such accounts or rights to payment;

(d) original copies of all financial and accounting records, minute books, non-classified records and Tax records of PCD and its subsidiaries, and any other materials that PCD or its subsidiaries are required by Law to retain;

(e) member’s interests in and to PCD and its subsidiaries

(f) all certificates for insurance, binders for insurance policies and insurance, and claims and rights thereunder and proceeds thereof, to the extent not transferable or assignable;

(g) all claims for refund of Taxes and other governmental charges of whatever nature arising out of PCD’s operation of the Business or ownership of the Purchased Assets prior to the Closing, including any Taxes that arise as a result of the sale of the Purchased Assets pursuant to this Agreement and any deferred Taxes of any nature;

(h) all Governmental Authorizations and all pending applications therefore or renewals thereof, to the extent not transferable or assignable;

(i) all claims, rights, credits, causes of actions, defenses and rights of set-off against third parties relating to or arising from the Excluded Liabilities, whether accruing before or after the Closing, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which PCD may be entitled in connection with or relating to the Excluded Assets or the Excluded Liabilities;

(j) all assets related to the D2EO business and assets required to continue to operate the D2EO business out of the current PCD location at 2383 Bering Drive, San Jose, CA 95131 including the premises lease (collectively, the “D2EO Business”);

(k) all rights of PCD under this Agreement and any other documents, instruments or certificates executed in connection with the transactions contemplated by this Agreement; and

(l) all machinery, equipment, furniture, furnishings, computer hardware and software, materials, vehicles, tools, dies, molds and other items of tangible personal property of every kind and wherever located, used or held for use in connection with or related to the Business not set forth on Section 2.1(e) of the Disclosure Schedule.

2.3 Assumed Liabilities. In accordance with the provisions of this Agreement, at the Closing, Mesa will assume and pay, perform and discharge when due only the following Liabilities of PCD (collectively, the “Assumed Liabilities”):

(a) all Liabilities of PCD arising after the Closing under the Included Contracts, including any Liability of PCD relating to inventory of the Business ordered before but delivered after the Closing Date; and

(b) all Liabilities arising out of or relating to product warranty of any tangible or intangible products or services sold by PCD prior to the Closing.

2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to Mesa or any of its Affiliates or representatives, Mesa does not assume and has no responsibility for any Liabilities of PCD other than the Assumed Liabilities specifically listed on Section 2.3 (the “Excluded Liabilities”). Without limiting the preceding sentence, the following is a non-exhaustive list of Excluded Liabilities that Mesa does not assume and that PCD will remain bound by and liable for, and will pay, perform and discharge when due:

(a) all Liabilities arising out of or relating to any Excluded Asset;

(b) all Liabilities related to the employment of any PCD employees including, but not limited to, employees or former employees, consultants, independent contractors, directors, or other service providers of PCD relating to time periods prior to or after the Closing (except to the extent such Persons are employed by Mesa or its Affiliates), including without limitation for compensation and hours of work (including overtime wages), benefits (including workers’ compensation and unemployment benefits), worker classification, fair employment practices (including discrimination, equal employment, and record-keeping requirements), meals and rest periods, employee safety and health, immigration, termination or continuation of their employment, or lack or delay of any notice relating to their employment;

(c) all Liabilities under any contract that is not an Included Contract, including any Liability arising out of or relating to any PCD credit facilities or any security interest related thereto;

(d) all Liabilities under any Included Contract that arise after the Closing to the extent such Liabilities arise out of or relate to any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such contract;

(e) all Liabilities arising out of or relating to infringement, misappropriation or similar claims by any Person in connection with any tangible or intangible products or services used, sold or licensed by the Business prior to the Closing;

(f) all Liabilities arising out of or relating to indebtedness incurred by PCD;

(g) all Liabilities for Taxes arising as a result of the operation of the Business or ownership of the Purchased Assets prior to the Closing and any deferred Taxes of any nature;

(h) all Liabilities arising from or under any Environmental Law or occupational safety and health Law arising out of or relating to the operation of the Business prior to the Closing or the leasing, ownership or operation of real property by PCD prior to the Closing;

(i) all Liabilities to indemnify, reimburse or advance amounts to any Member, employee or agent of PCD for actions taken (or failure to act) prior to the Closing;

(j) all Liabilities arising out of or resulting from PCD’s compliance or non-compliance with any Law;

(k) all Liabilities relating to any negotiations, agreements or other transactions, if any, by PCD with any third party that relate to the acquisition of PCD or the Business or any termination of related negotiations or arrangements;

(l) all professional, financial advisory, broker, finder or other fees of any kind incurred by PCD;

(m) all Liabilities of PCD arising out of or incurred in connection with this Agreement, the transactions contemplated by this Agreement, or any other certificate, document or instrument executed in connection with the transactions contemplated by this Agreement, including PCD’s disclosures to or negotiations with creditors or members, written consents from any Persons, or other legal obligations of PCD; and

(n) all other Liabilities (other than Assumed Liabilities) arising out of the operations of the business of PCD (including the Business) or otherwise prior to the Closing, or based upon the acts or omissions of PCD occurring after the Closing.

2.5 Consideration;

(a) The total consideration for the Purchased Assets (“Purchase Price”) consists of the sum of the following:

(i) five million dollars ($5,000,000) (the “Closing Payment”);

(ii) the assumption of the Assumed Liabilities;

(iii) a future payment of two hundred and fifty thousand dollars ($250,000) (the “Holdback Amount”), provided however, that the Holdback Amount shall be reduced on a dollar for dollar basis to the extent necessary to satisfy in full each and every Mesa Loss subject to the limitations and procedures contained in Sections 5.5 and 5.6 hereof. The Holdback Amount shall be due and payable to PCD ten (10) days following either (A) the one (1) year anniversary date of the Closing Date, or (B) the final settlement of any indemnification claim pursuant to Sections 5.5 and 5.6 hereof, whichever is later. Any Holdback Amount payment to PCD that is paid later than the ten (10) day period specified above will be accompanied by interest at the rate of 5% per annum; and

(iv) all future payments, up to a maximum of one million five hundred thousand dollars ($1,500,000) (the “Earn-Out Payment”), as are set forth in a separate agreement (the “Earn-Out Agreement”), attached hereto as Exhibit A.

(b) All payments of cash pursuant to this Section 2.5 shall be made in immediately available funds by wire transfer to an account or accounts specified by PCD.

2.6 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M. Pacific Daylight Time on October 15, 2014, or at such other date and time as may be mutually agreed upon by the parties (the “Closing Date”). The Closing shall be held at a location as may be mutually agreed upon by the Parties.

ARTICLE III

Representations and Warranties of Mesa

In order to induce PCD to enter into this Agreement and to consummate the transactions contemplated hereby, Mesa makes the representations and warranties set forth below to PCD:

3.1 Organization. Mesa is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado. Mesa is duly qualified to transact business in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect on Mesa.

3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by Mesa and all other agreements to be executed, delivered and performed by Mesa pursuant to this Agreement and the consummation by Mesa of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Mesa. This Agreement has been duly authorized, executed and delivered by Mesa, and constitutes the legal, valid and binding obligation of Mesa, assuming the due authorization, execution and delivery of this Agreement by PCD and the Members, enforceable in accordance with its respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other Laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by Mesa, and the consummation by Mesa of the transactions contemplated hereby: (a) do not violate or conflict with any provision of Law or regulation; (b) do not violate or conflict with any writ, order or decree of any court or governmental or regulatory authority, or any provision of Mesa’s Articles of Incorporation or Bylaws; and (c) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of, any lien, charge or encumbrance upon any property or assets of Mesa pursuant to any instrument or agreement to which Mesa is a party or by which Mesa or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.

3.4 Consents of Governmental Authorities and Others. Other than in connection with the provisions of the Exchange Act, no consent, approval, order or authorization of, or registration, declaration, qualification or filing with, any federal, state or local governmental or regulatory authority, or any other Person, is required to be made by Mesa in connection with the execution, delivery or performance of this Agreement by Mesa or the consummation by Mesa of the transactions contemplated hereby, excluding the execution, delivery and performance of this Agreement by Mesa.

3.5 No Brokers. Neither Mesa nor any of its officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in an obligation of Mesa to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.6 Financing. Mesa has sufficient funds or it has a line of credit available to it sufficient to close this transaction and any payments required hereunder, including, without limitation, those which may be required pursuant to Section 2.5(a)(iv) herein.

3.7 Disclosure. To the Knowledge of Mesa, no representation or warranty of Mesa contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of Mesa to PCD pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits to state a material fact necessary in order to provide PCD with full and proper information as to the business, financial condition, assets, liabilities, or results of operations of Mesa.

3.8 No Additional Representations. Mesa does not make any representations or warranties relating to Mesa’s business in connection with the contemplated transactions other than those expressly set forth in this Agreement. Without limiting the generality of the foregoing, PCD hereby acknowledges that, except as otherwise specifically provided in this Agreement, neither Mesa, nor any of its officers, employees, or agents, has made any warranty regarding Mesa’s business, including, but not limited to, any warranty of future business performance, and PCD hereby disclaims all express or implied warranties related to Mesa’s business.

ARTICLE IV

Representations and Warranties of PCD and the Members

In order to induce Mesa to enter into this Agreement and to consummate the transactions contemplated hereby, PCD and the Members jointly and severally make the representations and warranties set forth below to Mesa:

4.1 Organization. PCD is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California. PCD is duly qualified to transact business in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect on PCD, except as otherwise set forth on Section 4.1 of the Disclosure Schedule.

4.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by PCD and all other agreements to be executed, delivered and performed by PCD pursuant to this Agreement and the consummation by PCD of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of PCD. This Agreement has been duly authorized, executed and delivered by PCD, and constitutes the legal, valid and binding obligation of PCD, assuming the due authorization, execution and delivery of this Agreement by Mesa, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other Laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by PCD, and the consummation by PCD of the transactions contemplated hereby: (a) do not violate or conflict with any provision of Law or regulation; (b) do not violate or conflict with any writ, order or decree of any court or governmental or regulatory authority, or any provision of PCD’s Articles of Organization or Operating Agreement; and (c) except as set forth on Section 4.3 of the Disclosure Schedule, do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of, any lien, charge or encumbrance upon any property or assets of PCD pursuant to any instrument or agreement to which PCD is a party or by which PCD or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.

4.4 Permits. Section 4.4 of the Disclosure Schedule sets forth a complete list of all material permits held by PCD, and all such permits are transferrable to Mesa at no cost except as set forth on Section 4.4 of the Disclosure Schedule. PCD holds all material permits necessary to conduct the Business as conducted on the date hereof and PCD has complied, in all material respects, with the terms and conditions of such permits.

4.5 Title to Purchased Assets. PCD owns good and transferable title to, or a valid transferable leasehold interest in, the Purchased Assets, free and clear of any Encumbrances.

4.6 Inventory. All of the Inventory of PCD (including raw materials, supplies, manufactured and processed parts, work in process, finished goods and packaging materials) reflected in Section 2.1(a) of the Disclosure Schedule consists of inventory of a quality, quantity and mix usable and salable in the Ordinary Course of Business, subject to a reasonable allowance for obsolete, damaged or defective products in accordance with the past custom and practice of PCD.

4.7	Contracts.

(a) Section 4.7(a) of the Disclosure Schedule contains an accurate and complete list of, and to the extent in writing, PCD has delivered to Mesa accurate and complete copies of:

(i) each current contract related to the Business other than employment contracts or written orders entered into in the Ordinary Course of Business for the sale of products or services of the Business;

(ii) each current contract related to the Business that involves performance of services or delivery of goods or materials to PCD for use in the Business in excess of Ten Thousand and No/100 Dollars ($10,000.00) or involving performance over a period of more than one (1) year following the Closing Date; and

(iii) each amendment, supplement, and modification in respect of any of the foregoing.

The foregoing contracts, along with current contracts involving de minimis amounts entered into by PCD in the Ordinary Course of Business, are collectively referred to herein as the “Business Contracts”.

(b)	Except as set forth on Section 4.7(b) of the Disclosure Schedule:

(i) each of the Business Contracts is, to the Knowledge of PCD and the Members, in full force and effect, is valid and enforceable against PCD in accordance with its terms, and would not, if performed by PCD in accordance with its terms, violate any governmental authorization, legal requirement or order applicable to PCD as of the date hereof;

(ii) except as set forth on Section 4.7(b)(ii) of the Disclosure Schedule, each Business Contract identified or required to be identified on Section 4.7(a) of the Disclosure Schedule is assignable by PCD to Mesa without the consent of any other Person;

(iii) except as set forth on Section 4.7(b)(iii) of the Disclosure Schedule, there exists no material default or breach on the part of PCD or, to the Knowledge of PCD and the Members, any other party to any Business Contract. PCD has not given or received any written notice, or oral notice, of any actual or alleged violation, breach or default under any Business Contract and there is no current dispute, to the Knowledge of PCD and the Members, between PCD and any other party to any Business Contract regarding PCD’s or such other party’s performance under any Business Contract; and

(iv) no improvement, new product development, change in functionality, or other performance alteration is necessary for PCD to perform any Business Contract or outstanding warranty Liability with respect to any products or services of the Business.

4.8 Litigation. PCD is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and there is no pending or, to the Knowledge of PCD or the Members, threatened action, suit, proceeding, audit, arbitration, legal proceeding, enforcement proceeding, hearing, investigation, inquiry or review against PCD in or before any Governmental Authority.

4.9 Taxes. PCD has filed or caused to be filed on a timely basis all Tax Returns related to the Business that are or were required to be filed pursuant to applicable Legal Requirements. PCD has paid, or made provision for the payment of, all Taxes related to the Business that have or may become due for all periods covered by such Tax Returns, or pursuant to any assessment received by PCD. There are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax or timely file any Tax Return. All Taxes related to the Business that PCD is or was required by Legal Requirements to withhold, deduct, or collect have been duly withheld, deducted, and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

4.10 Product Warranty. All of the products manufactured, sold, leased and delivered by PCD have conformed in all material respects with all applicable contractual commitments and all express warranties. PCD has no outstanding Liability for replacement or repair thereof or other damages in connection therewith except to the extent reflected in the Financial Statements or in the Ordinary Course of Business. All of the products manufactured, sold, leased and delivered by PCD are subject to PCD’s product warranties, a correct and complete copy of which is attached to Section 4.10 of the Disclosure Schedule. PCD has provided to Mesa all of the material terms and conditions of sale for products manufactured by PCD (containing applicable Guaranty, warranty, and indemnity provisions). Except as set forth on Section 4.10 of the Disclosure Schedule, there are no warranties, commitments or obligations with respect to the return, repair or replacement of products manufactured, sold, leased or delivered by PCD. None of the products sold by PCD has been the subject of any replacement, field fix, retrofit, or modification pursuant to a recall campaign by PCD and no such campaign is currently being conducted or contemplated by PCD or is required to be conducted by any Governmental Authority.

4.11   Consents of Governmental Authorities and Others. Except for the consents set forth on Section 4.11 of the Disclosure Schedule, no consent, approval or authorization of, or registration, qualification or filing with, any federal, state or local governmental or regulatory authority, or any other Person, is required to be made by PCD in connection with the execution, delivery or performance of this Agreement by PCD or the consummation by it of the transactions contemplated hereby, excluding the execution, delivery and performance of this Agreement by PCD.

4.12 Compliance. To the Knowledge of PCD and the Members and except as set forth on Section 4.12 of the Disclosure Schedule, PCD is in compliance in all material respects with all federal, state, local and foreign Laws, ordinances, regulations, judgments, rulings, orders and other governmental requirements applicable to PCD and its Business, assets and properties, except where such noncompliance would not have a Material Adverse Effect on PCD. PCD is not subject to any judicial, governmental or administrative inquiry, investigation, order, judgment or decree.

4.13 Conduct of Business. Since August 28, 2014, PCD has conducted its business in the ordinary and usual course consistent with past practices and there has not occurred any Material Adverse Effect in the condition (financial or otherwise), results of operations, properties, assets, liabilities, or business of PCD, except as disclosed on Section 4.13 of the Disclosure Schedule. Since August 28, 2014, PCD has not; (a) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect on any of its properties, assets, or business; (b) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any lien, charge or encumbrance of any kind; (c) made or committed to make any capital expenditures in excess of $10,000; (d) become subject to any Guaranty; (e) entered into any agreement which would be a material Business Contract, or amended or terminated any existing material Business Contract; (f) been named as a party in any Litigation, or become the focus of any investigation by any government or regulatory agency or authority; or (g) experienced any other event or condition of any character which has had a Material Adverse Effect on PCD.

4.14 Environmental Matters. Except as disclosed on Section 4.14 of the Disclosure Schedule, no real property used by PCD presently or in the past has been used by PCD to manufacture, treat, store, or dispose of any hazardous substance and such property is free of all such substances such that the condition of the property is in compliance in all material respects with applicable Environmental Laws (as defined below). PCD is in compliance in all material respects with all applicable Laws, regulations and other federal, state or local governmental requirements, and all applicable judgments, orders, writs, notices, decrees, permits, licenses, approvals, consents or injunctions relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollutant or toxic or hazardous substance (including, without limitation, asbestos, radioactive material and pesticides) (the “Environmental Laws”) applicable to PCD or its business as a result of any hazardous substance utilized by PCD in its business or otherwise placed by PCD at any of the facilities owned, leased or operated by PCD, or in which PCD has a contractual interest. PCD has not received any complaint, notice, order, or citation of any actual, threatened or alleged noncompliance by PCD with any Environmental Laws, and there is no Litigation pending or threatened against PCD with respect to any violation or alleged violation of the Environmental Laws and there is no reasonable basis for the institution of any such Litigation.

4.15 Financial Statements. Attached hereto as Exhibit B are PCD’s Financial Statements. Except as set forth on Section 4.15 of the Disclosure Schedule, the Financial Statements (a) have been prepared in accordance with the books of account and records of PCD and (b) fairly present, and are true, correct and complete statements in all material respects of, PCD’s financial condition, value of assets and liabilities, and the results of its operations at the dates and for the periods specified in those statements.

4.16 Intellectual Property.

(a) Section 4.16(a) of the Disclosure Schedule contains a true and correct statement of all of the Intellectual Property owned by PCD associated with the Business. PCD has taken all necessary and commercially reasonable action and paid all fees and costs necessary to maintain the validity of any patent and Trademark registration.

(b) To the Knowledge of PCD and the Members, PCD has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that PCD must license or refrain from using any intellectual property rights of any third party). Except as disclosed in Section 4.16(b) of the Disclosure Schedule, to the Knowledge of PCD and the Members, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of its Intellectual Property rights.

(c) Except as set forth on Section 4.16(c) of the Disclosure Schedule, PCD has not granted any license, agreement, or other permission to any third party with respect to any of its Intellectual Property.

(d) With respect to each item of Intellectual Property and except as set forth on Section 4.16(d) of the Disclosure Schedule, PCD possesses all right, title, and interest in and to the Intellectual Property free and clear of any security interest, license or other encumbrance.

(e) The Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

(f) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property.

(g) Except as set forth on Section 4.16(g) of the Disclosure Schedule, PCD has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the Intellectual Property.

4.17 Properties. Except for the leased tangible personal property reported on Section 4.17 of the Disclosure Schedule, PCD has, or will have at the Closing, good, clear and marketable title to all Purchased Assets which are, individually or in the aggregate, material to the Business (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course of Business), free and clear of all material liens.

4.18 Disclosure. To the Knowledge of PCD, no representation or warranty of PCD contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of PCD to Mesa pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits to state a material fact necessary in order to provide Mesa with full and proper information as to the business, financial condition, assets, liabilities, or results of operations of PCD.

4.19 No Additional Representations. PCD does not make any representations or warranties relating to the Purchased Assets or the Business in connection with the contemplated transactions other than those expressly set forth in this Agreement. Without limiting the generality of the foregoing, Mesa hereby acknowledges that, except as otherwise specifically provided in this Agreement, neither PCD, nor any of its officers, employees, or agents, nor the Members has made any warranty regarding the physical condition of the Purchased Assets, including, but not limited to, any warranty of merchantability or warranty of suitability for a particular purpose, and Mesa hereby disclaims the implied warranty of merchantability, the implied warranty of suitability for a particular purpose, and all express or implied warranties related to the quality of or otherwise relating to the physical condition of the Purchased Assets.

ARTICLE V

Additional Agreements

5.1 Survival of the Representations and Warranties. The representations and warranties contained in this Agreement will survive the Closing Date and will continue in full force and effect for a period of one (1) year from the Closing Date (the “Cut Off Date”), except for claims for which written notice has been provided in accordance with this Article V and that are pending as of the Cut Off Date; provided, however, in the case of fraud, such representations and warranties shall survive for a period of two (2) years after the Closing Date .

5.2 Investigation. The representations, warranties, covenants and agreements set forth in this Agreement and the Disclosure Schedule shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made.

5.3 PCD’s Indemnification. Mesa agrees to indemnify and hold harmless PCD and each of PCD’s Members and employees, Affiliates and agents from and against any loss, claim, liability, cost, expense or other damages, including reasonable legal fees and expenses (a “PCD Loss”), which is caused by or arises out of: (a) any breach or default in the performance by Mesa of any covenant or agreement made by Mesa in this Agreement; (b) any breach of any representation or warranty made by Mesa in this Agreement; and (c) any and all Litigation incident to any of the foregoing, subject in each instance to any limitations contained herein. Any indemnification subject to this Section 5.3 shall be reduced by (i) any amounts recovered by PCD under insurance policies or (ii) any tax benefit received by PCD, relating to any such PCD Loss.

5.4 Mesa’s Indemnification. PCD and the Members, jointly and severally, agree to indemnify and hold harmless Mesa, and each of its shareholders, directors, officers, employees, Affiliates and agents from and against any loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses) (a “Mesa Loss”) which is caused by or arises out of: (a) any breach or default in the performance by PCD or the Members of any covenant or agreement made by PCD or the Members in this Agreement; (b) any breach of any representation or warranty made by PCD or the Members in this Agreement; (c) any liability arising out of the ownership or operation of the Business or Purchased Assets prior to the Closing other than the Assumed Liabilities; (d) any Excluded Liability; and (e) any and all Litigation incident to any of the foregoing, subject in each instance to any limitations contained herein. Any indemnification subject to this Section 5.4 shall be reduced by (i) any amounts recovered by Mesa under insurance policies or (ii) any tax benefit received by Mesa, relating to any such Mesa Loss.

5.5 Indemnity Procedure. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other party or parties claiming indemnity is referred to as the “Indemnified Party”. PCD Losses or Mesa Losses are referred to herein as “Losses”.

   (a) An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within twenty (20) calendar days of the receipt of any written claim from any such third party, but not later than thirty (30) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give written notice as soon as practicable to the Indemnifying Party after the Indemnified Party becomes aware of any fact, event or condition which may give rise to a claim for indemnity. Any failure to give such notice shall waive any rights of the Indemnified Party to the extent the rights of the Indemnifying Party are materially prejudiced.

   (b) The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party’s approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim as between it and the third party, subject to any right of appeal. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which is likely to have a material adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party. If the Indemnifying Party does not make such election, or having made such election does not, proceed in a commercially diligent manner to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its reasonable discretion. The Indemnified Party shall not settle any such claim without prior notice to and consultation with the Indemnifying Party if such settlement involves equitable relief or would have a material adverse effect on the Indemnifying Party (unless Indemnifying Party does not respond or otherwise act in good faith). In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.

   (c) The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

   (d) With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification and provided that the Indemnifying Party is responsible under Subsection (b) above for the fees of the Indemnified Party’s separate legal counsel, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party if Indemnifying Party agrees with such assertion or five (5) days subsequent to the entry of the judgment against Indemnified Party and the expiration of any applicable appeal period .

5.6 Limitations on Indemnification Obligations.

(a) The maximum aggregate indemnification for all Losses of an Indemnified Party shall be limited to 75% of the sum of the Closing Payment and Holdback Amount. The maximum aggregate indemnification of an Indemnified Party shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Loss. The Indemnified Party shall in a timely fashion submit a claim to its insurance carrier with respect to any Losses for which the Indemnifying Party is obligated to provide indemnification hereunder.

(b) An Indemnifying Party shall not be obligated to indemnify against Losses of the Indemnified Party until the aggregate amount of Losses exceeds Fifty Thousand Dollars ($50,000) (the “Indemnification Threshold”), in which event the Indemnified Party shall be entitled to such indemnification from the Indemnifying Party for all Losses; provided, however, that the Indemnification Threshold shall not apply to Losses which are caused by or arise out of any fraudulent act of the Indemnifying Party or Losses that are caused by or arise out of any intentional breach in the performance by the Indemnifying Party of any covenant or agreement made by the Indemnifying Party in this Agreement.

(c) Any indemnification obligations of PCD or the Members hereunder shall first be payable from the Holdback Amount.

5.7 Noncompetition; No-Hire; Confidentiality. As an inducement to Mesa to enter into this Agreement, in partial consideration of the Purchase Price and as a condition to Closing, PCD and its Members, have entered into noncompetition; no-hire; and confidentiality agreements in the forms of Exhibit G attached hereto and made a part hereof.

5.8 Customer and Other Business Relationships. During the term of the Transition Services Agreement, which is attached as Exhibit H PCD shall cooperate with Mesa in Mesa’s efforts to continue and maintain for the benefit of Mesa those business relationships of the Business existing prior to the Closing, including relationships with regulatory authorities, licensors, customers, and suppliers, provided that, to the extent such cooperation requires the expenditure of money, Mesa will promptly reimburse PCD for any sums so spent unless such expenditures are required for performance under the Transition Services Agreement.

5.9 Further Assurances. The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information reasonably requested; (b) execute and deliver to each other such other reasonably requested documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

5.10 Bulk Sales Compliance. The Parties mutually agree to waive compliance with California Commercial Code Sections 6101, et seq.

5.11 Sole Remedy. Indemnification pursuant to this Section 5 shall be a Party’s sole remedy for the other Party’s breach of its representations and warranties hereunder.

5.12 Consents. Neither PCD nor the Members shall have any liability for not obtaining consents relating to the Business Contracts.

5.13 Taxes. Mesa shall be responsible for all sales taxes relating to the transactions contemplated herein.

ARTICLE VI

Closing; Deliveries; Conditions Precedent

6.1 Closing. All proceedings taken and all documents executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

6.2 Deliveries.

(a)	At the Closing, Mesa shall deliver the following:

(i) five million dollars ($5,000,000) in cash to PCD representing the Closing Payment, as provided by Section 2.5(a)(i);

(ii) a certificate to PCD, dated as of the Closing Date, of an officer of Mesa setting forth that authorizing resolutions were adopted by Mesa’s Board of Directors approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, along with an executed copy of the foregoing authorizing resolutions attached thereto;

(iii) a fully executed assignment and assumption agreement to PCD executed by Mesa whereby Mesa assumes all of the Assumed Liabilities and PCD assigns all of the Purchased Assets that are intangible personal property in the form of Exhibit D attached hereto and made a part hereof (the “Assignment and Assumption Agreement”);

(iv) the fully executed Earn-Out Agreement in the form of Exhibit A;

(v) the fully-executed transitions services agreement in the form of Exhibit H attached hereto and made a part hereof (the “Transition Services Agreement”); and

(vi) such other documents and instruments as required to be delivered by Mesa pursuant to this Agreement or as PCD may reasonably request.

(b)	At Closing, PCD shall deliver or cause to be delivered the following documents to Mesa:

(i) a bill of sale for all of the Purchased Assets that are tangible personal property in the form of Exhibit C attached hereto and made a part hereof (the “Bill of Sale”) executed by PCD;

(ii) the Assignment and Assumption Agreement executed by PCD;

(iii) a certificate, dated as of the Closing Date, of the managing member of PCD setting forth that authorizing resolutions were adopted by PCD’s Members approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, along with an executed copy of the foregoing authorizing resolutions attached thereto;

(iv) assignments of all Intellectual Property assets in the form of Exhibit E and Exhibit F attached hereto and made a part hereof executed by PCD;

(v) the Transition Service Agreement executed by PCD;

(vi) non-competition, non-disclosure and non-solicitation agreements executed by the Members, in the form of Exhibit G; and

(vii) such other deeds, bills of sale, assignments, consents to assignments (other than those related to assignment of Business Contracts), certificates of title, and other instruments of transfer and conveyance (including with respect to Governmental Authorizations included in the Purchased Assets) as may reasonably be requested by Mesa, each in form and substance satisfactory to Mesa and executed by PCD and, as the case may be, Third Parties;

6.3 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the Parties shall use their reasonable respective efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those of the conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary consents (other than those related to assignment of Business Contracts), authorizations, orders, approvals and waivers.

6.4	Conditions to Closing. Prior to and as conditions precedent to Closing:

(a) Mesa’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by Mesa at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Mesa, in whole or part):

(i) All of PCD’s and the Member’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually) shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the closing.

(ii) PCD and the Members shall have delivered to Mesa all of the documents and items required to be delivered under Section 6.2(b).

(iii) PCD shall provide to Mesa such other documents and instruments as JPMorgan Chase, as Mesa’s lender, may reasonably request regarding PCD.

(iv) PCD shall have received all consents required as to the transactions contemplated hereby, except for all consents required to achieve assignment of the current material Business Contracts with any of the third parties listed on Section 4.7(a) of the Disclosure Schedule.

(b) PCD’s obligation to sell the Purchased Assets and its and the Members’ obligations to take other actions required to be taken by PCD and the Members at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by PCD and Members, in whole or part):

(i) All of Mesa’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually) shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the closing.

(ii) Mesa shall have delivered to PCD all of the documents and items required to be delivered under Section 6.2(a).

ARTICLE VII

Covenants

7.1 General Confidentiality. Each of the Parties will treat and hold as such all of the Confidential Information of the other Parties, refrain from using any of the Confidential Information except in connection with this Agreement, and unless there is a closing on the sale contemplated by this Agreement, deliver promptly to the owner of such Confidential Information or destroy, at the request and option of the owner of the Confidential Information, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the affected Party promptly of the request or requirement so that the affected Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.1. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its commercially reasonable efforts to obtain, at the request and expense of the affected Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the affected Party shall designate. The foregoing provisions shall not apply to any Confidential Information which (i) is generally available to the public immediately prior to the time of disclosure or (ii) is or becomes available to the receiving Party on a non-confidential basis from a third party who, to the best of such receiving Party’s knowledge, is not prohibited from disclosing such information to such receiving Party by a legal, contractual or fiduciary obligation to the affected Party.

7.2 General. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article V).

7.3 PCD’s Name. Notwithstanding Section 2.1(c) herein, Mesa grants PCD a non-exclusive, royalty-free license to use “PCD” and “Process Challenge Devices” solely as its business name, for up to six (6) months after the Closing Date, at which time PCD shall be required to change its name.

ARTICLE VIII

Miscellaneous

8.1 Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the Parties at the addresses as follows (or at such other addresses as shall be specified by the Parties by like notice):

If to Mesa     With Copy to:

Mesa Laboratories, Inc.	Mesa Laboratories, Inc
12100 West Sixth Avenue	12100 West Sixth Avenue
Lakewood, Colorado 80228	Lakewood, CO 80228
Attention: John Sullivan, President & CEO	Attention: Helene Leone, General Counsel
Telephone: 303-987-8000	Telephone: 303-987-8000
Facsimile: 303987-8989	Facsimile: 303987-8989

If to PCD or the Members     With Copy to

PCD-Process Challenge Devices, LLC	Hoge Fenton Jones & Appel, Inc. 60 South Market St. Ste. 1400
2383 Bering Drive	San Jose, California 95113
San Jose, California 95131	Attention: Karl Chandler, Esq.
Attention: R. Daniel Webster	Telephone: 408-947-2425
Telephone: 408-734-4004

Such notice shall be deemed delivered upon receipt against acknowledgment thereof if delivered personally, on the third business day following mailing if sent by certified mail, upon transmission against confirmation if sent by facsimile and on the next business day if sent by overnight courier.

8.2 Entire Agreement; Incorporation. This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein contain every obligation and understanding between the Parties relating to the subject matter hereof and merges all prior discussions, negotiations, agreements and understandings, both written and oral, if any, between them, and none of the Parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein. All schedules, exhibits and other documents and agreements executed and delivered pursuant hereto are incorporated herein as if set forth in their entirety herein.

8.3 Binding Effect. Subject to Section 8.4 below, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

8.4 Assignment. This Agreement may not be assigned by any Party without the written prior consent of the other Party. Notwithstanding anything set forth herein to the contrary, as security for certain obligations Mesa has to JPMorgan Chase Bank, N.A., Mesa may assign to JPMorgan Chase Bank, N.A., without the consent of the other Party, its rights and remedies with respect to any of the representations, warranties, covenants and indemnities of PCD and the Members and/or all of its other rights under this Agreement and the other documents executed in connection herewith.

8.5 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the Party hereto entitled to the benefit thereof. Any such waiver or extension shall be evidenced by an instrument in writing executed on behalf of the Party against whom such waiver or extension is sought to be charged. No waiver by any Party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. No failure by any Party thereof to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties hereto.

8.6 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except as otherwise provided herein.

8.7 Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof, shall be declared invalid, void or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such invalid, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, void or unenforceable provision.

8.8 Expenses. Except as otherwise provided herein, each Party agrees to pay, without right of reimbursement from the other Party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such Party in connection herewith.

8.9 Headings. The table of contents and the section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

8.10 Other Remedies; Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage might occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties may be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of the Parties hereunder, the prevailing Party in any such action or suit may be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed valid and binding.

8.12 Remedies Exclusive. Except in the case of fraud or equitable remedies expressly provided for herein, the Parties acknowledge and agree that the indemnification provisions set forth in Article V of this Agreement constitute the Parties’ sole and exclusive remedy with respect to any and all claims relating to the transactions contemplated by this Agreement.

8.13 Governing Law, Jurisdiction and Venue. This Agreement shall be entered into and shall be construed and enforced in accordance with the Laws of the State of Colorado, without regard to such state’s principles of conflicts of laws. Local and state courts situated within Jefferson County, Colorado, and the federal district court situated within Denver, Colorado shall have exclusive jurisdiction with respect to matters arising out of or related to this Agreement, unless disputes arising from or related to the Agreement are brought forth by Mesa in which case the Agreement would be interpreted and enforced in accordance with California law, and the federal and state courts in Santa Clara County, California shall have exclusive jurisdiction. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court of competent jurisdiction in respect hereof brought in such court as provided herein, and further irrevocably waive any claim that any suit, action or proceeding brought in accordance herewith has been brought in an inconvenient forum.

8.14 Participation of Parties. The Parties hereby agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

8.15 Further Assurances. The Parties hereto shall deliver any and all other instruments or documents reasonably required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary instruments of transfer as may be necessary or desirable to transfer full and complete ownership of the Purchase Assets free and clear of any liens or Encumbrances.

8.16 Publicity. No public announcement or other publicity concerning this Agreement or the transactions contemplated hereby shall be made without the prior written consent of both Mesa and PCD as to form, content, timing and manner of distribution; provided, however, that Mesa may make such disclosure as is and to the extent required by applicable law or the rules of the Nasdaq Stock Market.

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IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Agreement as of the day and year first above written.

MESA LABORATORIES, INC.		PCD-PROCESS CHALLENGE DEVICES, LLC

By:		By:
	John J. Sullivan	R. Daniel Webster
	President and CEO	Member

Date:		Date:

PCD-PROCESS CHALLENGE DEVICES, LLC

By:
Dennis Christensen
Member

Date:

MEMBERS
(Only with respect to Article IV, Sections 5.4, 5.5, and 5.6)

R. Daniel Webster

Date:

Dennis Christensen

Date: